Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

SECOND QUARTER 2013 RESULTS

FAIRLAWN, OHIO, June 27, 2013 –

•	For the second quarter of 2013, the Company reported income from continuing operations of $2.6 million or $0.06 per diluted share.

•

Adjusted Income from Continuing Operations for the second quarter of 2013 was $7.1 million, or $0.16 per diluted share, compared to $8.3 million, or $0.18 per diluted share, for the second quarter of 2012 (See Tables B and C).

•	Gross profit margins improved to 21.2% in the second quarter of 2013 as compared to 19.5% a year ago, due to favorable product mix and cost reduction actions.

•

Sequential results were significantly better than the first quarter of 2013 as second quarter 2013 net sales grew $19.1 million, Adjusted Segment Operating Profit increased $6.6 million, and Adjusted Segment Operating Profit margins improved by 200 basis points to 8.7% as compared to the first quarter of 2013.

•	As a result of anticipated sequential improvement in the second half of 2013, the Company forecasts that full-year 2013 Adjusted Income from Continuing Operations is expected to exceed 2012 results.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $2.6 million, or $0.06 per diluted share, for the second quarter ending May 31, 2013. Net income for the second quarter was $2.9 million or $0.06 per diluted share. Included in the second quarter results were one-time costs related to restructuring, manufacturing transition, refinancing activities and other items which totaled $6.4 million pre-tax. Excluding these items, Adjusted Income from Continuing Operations was $7.1 million or $0.16 per diluted share compared to $8.3 million or $0.18 per diluted share a year ago.

“As we expected, Adjusted Segment Operating Profit results in our second quarter of 2013 improved significantly on a sequential basis as compared to the first quarter. This improvement was broad-based across most Performance Chemicals and Engineered Surfaces product lines. Higher volumes, cost reduction actions and a favorable mix of business drove the sequential improvement. As previously disclosed, we lost volume in coated paper chemicals late last year, which negatively impacted results in the first half of 2013. However, we have won new commitments that are expected to offset much of the lost volume. Product shipments began to ramp up late in the second quarter with full conversion expected later in the year,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“We have made a number of structural improvements that we expect will contribute to improved results during the remainder of the year, including new global manufacturing capability coming online in Performance Chemicals, worldwide headcount reductions of over 70 positions while still investing in key strategic growth initiatives, manufacturing footprint consolidation within Engineered Surfaces completed in the first quarter, and several exciting new product launches. In addition, we are seeing encouraging signs from key end markets in which we are well positioned such as housing, oil and gas exploration, personal hygiene and transportation. As a result, we expect full-year 2013 Adjusted Income from Continuing Operations to exceed results from 2012. Upside opportunities include higher volume from housing-related markets and oilfield chemicals, while key risks include lower than expected volumes in Europe and China and slower new customer shipments,” said McMullen.

Consolidated Results for the Second Quarter Ending May 31, 2013

Net sales decreased $36.7 million, or 11.9%, to $270.8 million for the second quarter of 2013, compared to $307.5 million for the second quarter of 2012. The sales decrease was driven by lower volume of $16.9 million, or 5.5%, reduced pricing of $18.6 million, or 6.0%, and unfavorable currency translation effects of $1.2 million. However, sequential net sales improved by $19.1 million or 7.6% as compared to the first quarter of 2013.

Gross profit in the second quarter of 2013 decreased to $57.3 million, compared to $60.0 million in the second quarter of 2012, due primarily to the lower volumes. Raw material

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OMNOVA Add 2

costs declined $13.5 million in the second quarter versus the same period last year. Gross profit margins in the second quarter of 2013 improved to 21.2%, compared to margins of 19.5% in the second quarter of 2012. The increase was due to better product mix and cost reduction actions. As compared to the first quarter of 2013, gross profit improved by $8.3 million and gross profit margins increased 170 basis points.

Selling, general and administrative expense (SG&A) in the second quarter of 2013 was $31.2 million, or 11.5% of sales, compared to $32.2 million, or 10.5% of sales, in the second quarter of 2012. The $1.0 million improvement was due to lower employee expenses and a reduction in discretionary spending.

Interest expense in the second quarter of 2013 declined to $8.0 million, a decrease of $1.5 million from the second quarter of 2012, due to lower borrowing spreads as a result of a March 2013 term loan amendment and the completed amortization of an interest rate swap agreement in 2012.

Income tax expense was $1.3 million, representing a 33.3% effective income tax rate, for the second quarter of 2013, compared to income tax expense of $2.9 million, or a 29.6% effective tax rate, in the second quarter of 2012. The Company estimates its full-year 2013 effective rate will be approximately 30%. Additionally, cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $116.8 million of U.S. federal net operating loss carryforwards and $90.0 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

Net income for the second quarter of 2013 was $2.9 million, or $0.06 per diluted share, compared to net income of $7.0 million, or $0.15 per diluted share, for the second quarter of 2012. This included income from discontinued operations of $0.3 million for the second quarter of 2013, compared to income from discontinued operations of $0.1 million in the second quarter of 2012. Income from continuing operations for the second quarter of 2013 was $2.6 million, or $0.06 per diluted share, compared to $6.9 million, or $0.15 per diluted share, for the second quarter of 2012.

Adjusted Income from Continuing Operations was $7.1 million, or $0.16 per diluted share for the second quarter of 2013, compared to Adjusted Income from Continuing Operations of $8.3 million, or $0.18 per diluted share, in the second quarter of 2012 (see Tables B and C).

As of May 31, 2013 the Company’s debt of $453.5 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $195.0 million maturing in 2018 and $8.5 million of borrowing at foreign operations. Net Debt decreased $12.0 million to $322.2 million during the quarter due primarily to improved profitability and working capital. Adjusted EBITDA for the prior four quarters (as defined in the Company’s Term Loan Credit

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OMNOVA Add 3

Agreement, see Table D) declined to $94.6 million at the end of the second quarter of 2013 as compared to $97.4 million for the quarter ending February 28, 2013. The Company was in compliance with all lender covenants. The Company expects a reduction in Net Debt of approximately $35.0 million for full-year 2013, driven by positive cash flow from operations.

In March, the Company amended and extended its term loan facility by one year, to May 2018. Additionally, the floating-rate pricing of this debt was reduced by 1.25% to a new rate of 4.25%, or a savings of $2.4 million per year at prevailing LIBOR rates. The Company recorded charges of $1.5 million during the second quarter for the debt refinancing.

Discontinued Operations

As part of a strategy to focus on businesses with greater global growth potential, the Company divested its North American and U.K.-based commercial wallcovering businesses in fiscal 2012, receiving proceeds of $16.2 million in cash and notes, along with future royalty payments. These businesses were classified as discontinued operations at the end of fiscal 2011. As part of a manufacturing transition agreement with the buyer of the North American business, the Company continued to operate a plant in Columbus, Mississippi, which made commercial wallcovering and coated fabric products until February 2013, when production ceased.

Performance Chemicals Second Quarter 2013 Results

Net sales during the second quarter of 2013 decreased $33.7 million, to $204.2 million, compared to $237.9 million in the second quarter of 2012. Net sales decreased due to volume declines of $12.5 million, or 5.3%, reduced pricing of $19.4 million (due to lower raw material costs and their impact on index pricing), or 8.2%, and unfavorable foreign currency translation of $1.8 million. On a sequential basis, Performance Chemicals’ net sales increased $13.0 million compared to the first quarter of 2013.

For the second quarter of 2013, Performance Chemicals’ Adjusted Segment Operating Profit was $18.8 million, compared to Adjusted Segment Operating Profit of $23.4 million in the second quarter of 2012 (see Table A). Adjusted Segment Operating Profit declined due to the lower volumes in the Performance Materials (formerly Paper and Carpet Chemicals) product line. However, Adjusted Segment Operating Profit improved sequentially by $3.7 million as compared to the first quarter of 2013.

Adjusted Segment Operating Profit margin was 9.2% for the second quarter of 2013, compared to Adjusted Segment Operating Profit margin of 9.8% in the second quarter of 2012.

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OMNOVA Add 4

Specialty Chemicals sales declined $12.8 million to $134.6 million for the second quarter of 2013, compared to $147.4 million for the second quarter of 2012, driven primarily by lower volumes in tolled manufacturing, tire cord and coatings. This was partially offset by sales growth in rubber reinforcing and modification, home and personal care, tape and adhesives, and oil and gas drilling chemicals. The Company also continues to experience higher volumes in roofing and construction applications. Progress was made in obtaining customer approvals for specialty latex from OMNOVA’s newest plant in Caojing, China, which operated at over 50% utilization levels supplying tire cord products and was profitable throughout the quarter. Additionally, the construction of new styrene butadiene latex capacity and capability on the Caojing site is nearing completion. Commissioning and customer qualifications are expected to begin late in the third quarter of 2013.

Performance Materials (formerly Paper and Carpet Chemicals) sales were $69.6 million for the second quarter of 2013, compared to $90.5 million for the second quarter of 2012, driven by lower year-over-year volumes and reduced index-based pricing due to a significant drop in butadiene prices versus last year. The Company has won new commitments in the first quarter of 2013 that are expected to significantly offset previously disclosed volume losses with shipments which began to ramp up late in the second quarter of 2013. Actions continue to be focused on higher performance products such as bio-based co-polymer hybrid chemistries and more sustainable solutions, as well as ethylene-based emulsions to deliver greater customer value. Commissioning and scale-up of the Company’s new hollow plastic pigment product, which utilizes re-purposed styrene-butadiene latex polymerization vessels, was completed in the quarter and is now serving customers.

Engineered Surfaces Second Quarter 2013 Results

Net sales were $66.6 million during the second quarter of 2013, a decrease of $3.0 million, or 4.3%, compared to the second quarter of 2012. The sales decrease was driven primarily by lower global films sales and the variance from a large one-time order in 2012. Sequentially, sales improved by $6.1 million or 10.1% in the quarter as compared to the first quarter of 2013.

Adjusted Segment Operating Profit improved to $4.7 million in the second quarter of 2013, compared to Adjusted Segment Operating Profit of $3.3 million for the second quarter of 2012 (see Table A). The improvement in Adjusted Segment Operating Profit was the result of favorable product mix, lower manufacturing costs related to the closure of a production plant in the first quarter of 2013 and improved yields.

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OMNOVA Add 5

Adjusted Segment Operating Profit margin improved to 7.1% for the second quarter of 2013, compared to Adjusted Segment Operating Profit margin of 4.7% in the second quarter of 2012.

Global Coated Fabrics sales were $30.5 million, down $0.5 million or a decrease of 1.6%, compared to the second quarter of 2012. Sales improved in China, but declined slightly in North America and Thailand. The sales improvement in China was due primarily to higher volumes in transportation markets as a result of new automotive wins. Coated Fabrics profitability increased during the quarter due to improved product mix, lower labor costs and improved yields.

Laminates and Performance Films sales were $36.1 million, a decrease of $2.5 million or 6.5%, due to lower global film sales and the variance from a large one-time retail store order a year ago. However, strong demand continued in residential and commercial construction-related markets for products that go into kitchen and bath, specialty, and home furnishing applications.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, June 27, 2013, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, July 18, 2013. A telephone replay will also be available beginning at 1:00 p.m. EDT on June 27, 2013, and ending at 11:59 p.m, EDT on July 18, 2013. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 294077.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2013	2012	2013	2012
Performance Chemicals
Performance Materials	$69.6	$90.5	$136.9	$177.0
Specialty Chemicals	134.6	147.4	258.5	279.3

Total Performance Chemicals	$204.2	$237.9	$395.4	$456.3

Engineered Surfaces
Coated Fabrics	$30.5	$31.0	$59.4	$59.2
Laminates and Performance Films	36.1	38.6	67.7	67.9

Total Engineered Surfaces	66.6	69.6	127.1	127.1

Total Net Sales	$270.8	$307.5	$522.5	$583.4

Segment Operating Profit
Performance Chemicals	$17.2	$23.4	$31.7	$49.1
Engineered Surfaces	1.4	1.3	1.9	3.8
Interest expense	(8.0)	(9.5)	(16.6)	(19.0)
Corporate expense	(5.2)	(5.4)	(10.8)	(9.9)
Deferred financing fees write-off	(1.5)	—	(1.5)	—

Income From Continuing Operations Before Income Taxes	3.9	9.8	4.7	24.0
Income tax expense	1.3	2.9	1.9	6.4

Income from continuing operations	2.6	6.9	2.8	17.6
Income (Loss) from discontinued operations, net of tax	.3	.1	(.1)	2.9

Net Income	$2.9	$7.0	$2.7	$20.5

Depreciation and amortization	$8.3	$8.1	$16.6	$16.1

Capital expenditures	$4.4	$6.5	$8.9	$10.1

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/EBITDA) calculation. EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A

Adjusted Segment Operating Profit Reconciliation

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2013	2012	2013	2012
Performance Chemicals Segment Operating Profit	$17.2	$23.4	$31.7	$49.1
Restructuring and severance and other	1.6	—	2.2	—

Total adjustments to Performance Chemicals’ segment operating profit	1.6	—	2.2	—

Performance Chemicals’ Adjusted Segment Operating Profit	$18.8	$23.4	$33.9	$49.1

Engineered Surfaces Segment Operating Profit	$1.4	$1.3	$1.9	$3.8
Restructuring and severance and other	1.9	.6	2.1	1.1
Asset impairment and facility closure costs	1.1	—	1.7	—
Coated Fabrics manufacturing transition costs	.3	1.4	.8	1.4

Total adjustments to Engineered Surfaces’ segment operating profit	3.3	2.0	4.6	2.5

Engineered Surfaces’ Adjusted Segment Operating Profit	$4.7	$3.3	$6.5	$6.3

Total Adjusted Segment Operating Profit	$23.5	$26.7	$40.4	$55.4

TABLE B

Adjusted Income From Continuing Operations Reconciliation

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2013	2012	2013	2012
Income From Continuing Operations	$2.6	$6.9	$2.8	$17.6
Performance Chemicals segment operating profit adjustments per Table A	1.6	—	2.2	—
Engineered Surfaces segment operating profit adjustments per Table A	3.3	2.0	4.6	2.5
Deferred financing fees write-off	1.5	—	1.5	—
Income tax impact of excluded items(1)	(1.9)	(.6)	(2.5)	(.8)
Tax benefit from foreign tax election	—	—	—	(1.0)

Adjusted Income From Continuing Operations	$7.1	$8.3	$8.6	$18.3

(1)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the excluded items using the Company’s current estimated effective tax rate of 30%.

TABLE C

Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars)	2013	2012	2013	2012
Diluted Earnings Per Share From Continuing Operations	$.06	$.15	$.06	$.38
Performance Chemicals segment operating profit adjustments per Table A	.04	—	.05	—
Engineered Surfaces segment operating profit adjustments per Table A	.07	.04	.10	.05
Deferred financing fees write-off	.03	—	.03	—
Income tax impact of excluded items	(.04)	(.01)	(.05)	(.01)
Tax benefit from foreign tax election	—	—	—	(.02)

Total Earnings Per Share Impact of Adjusted Items	.10	.03	.13	.02

Adjusted Diluted Earnings Per Share From Continuing Operations	$.16	$.18	$.19	$.40

Non-GAAP and Other Financial Measures (Continued)

TABLE D

Net Leverage Ratio Calculation

(Dollars in millions)	LTM* 2013	Year-End 2012
Income from continuing operations	$11.1	$25.7
Interest expense	31.5	33.8
Amortization of deferred financing costs	2.5	2.7
Income tax	6.7	11.2
Depreciation and amortization	32.6	32.0

EBITDA	$84.4	$105.4
Restructuring and severance	5.0	1.0
Asset impairments	.4	1.0
Non-Cash stock compensation	3.3	4.5
Other	1.5	—

Adjusted EBITDA	$94.6	$111.9

Net Debt Reconciliation

	LTM* 2013	Year-End 2012
Total debt as defined by Term Loan B agreement	$455.7	$455.8
Less cash	(133.5)	(148.5)

Net Debt	$322.2	$307.3

Adjusted EBITDA	$94.6	$111.9

Net Debt/Adjusted EBITDA	3.41x	2.75x

*	LTM: Last Twelve Months Through May 31, 2013

OMNOVA Add 9

This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigations, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There may be risks and uncertainties not currently known to us. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s quarterly report Form 10-Q and Annual Report on form 10-K.

All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. All such descriptions and any forward-looking statement speaks only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability

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OMNOVA Add 10

of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending May 31, 2013 of $1.1 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Net Sales	$270.8	$307.5	$522.5	$583.4
Cost of goods sold	213.5	247.5	416.2	462.5

Gross Profit	57.3	60.0	106.3	120.9

Selling, general and administrative	31.2	32.2	61.7	61.7
Depreciation and amortization	8.3	8.1	16.6	16.1
Asset impairment	—	.5	—	.5
Restructuring and severance	4.6	—	5.4	.4
Interest expense	8.0	9.5	16.6	19.0
Deferred financing fees write-off	1.5	—	1.5	—
Other income, net	(.2)	(.1)	(.2)	(.8)

	53.4	50.2	101.6	96.9

Income From Continuing Operations Before Income Taxes	3.9	9.8	4.7	24.0
Income tax expense	1.3	2.9	1.9	6.4

Income From Continuing Operations	2.6	6.9	2.8	17.6

Discontinued Operations
Income loss from discontinued operations (net of tax)	.3	.1	(.1)	(3.1)
Net gain on sale of discontinued operations (net of tax)	—	—	—	6.0

Total discontinued operations	.3	.1	(.1)	2.9

Net Income	$2.9	$7.0	$2.7	$20.5

Income per share - Basic
Income per share - continuing operations	$.06	$.15	$.06	$.38
Income per share - discontinued operations	—	—	—	.07

Basic income per share	$.06	$.15	$.06	$.45

Income per share - Diluted
Income per share - continuing operations	$.06	$.15	$.06	$.38
Income per share - discontinued operations	—	—	—	.07

Diluted income per share	$.06	$.15	$.06	$.45

Weighted average shares outstanding - Basic	46.2	45.9	46.2	45.6

Weighted average shares outstanding - Diluted	46.7	46.1	46.7	45.7

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	May 31,	November 30,
	2013	2012
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$128.0	$143.0
Restricted cash	5.5	5.5
Accounts receivable, net	139.9	130.1
Inventories	97.0	96.2
Prepaid expenses and other	18.4	14.8
Deferred income taxes - current	10.8	10.7

Total Current Assets	399.6	400.3

Property, plant and equipment, net	214.0	222.8
Trademarks and other intangible assets, net	76.8	79.6
Goodwill	87.0	86.7
Deferred income taxes - non-current	65.6	65.7
Deferred financing fees	10.1	11.3
Other assets	7.4	7.3
Assets held for sale - non-current	4.7	—

Total Assets	$865.2	$873.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$10.5	$9.6
Accounts payable	92.9	102.8
Accrued payroll and personal property taxes	19.3	21.8
Employee benefit obligations	2.1	2.1
Accrued interest	1.8	1.8
Other current liabilities	10.6	7.4

Total Current Liabilities	137.2	145.5

Senior notes	250.0	250.0
Long-term debt - other	191.9	192.6
Postretirement benefits other than pensions	7.5	7.7
Pension liabilities	106.0	111.4
Deferred income taxes - non-current	24.3	23.9
Other liabilities	11.4	12.4

Total Liabilities	728.3	743.5

Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 47.7 million and 47.5 million shares issued at May 31, 2013 and November 30, 2012, respectively	4.8	4.7
Additional contributed capital	333.5	331.8
Retained deficit	(84.5)	(87.2)
Treasury stock at cost; .7 million and .6 million shares at May 31, 2013 and November 30, 2012, respectively	(4.6)	(4.4)
Accumulated other comprehensive loss	(112.3)	(114.7)

Total Shareholders’ Equity	136.9	130.2

Total Liabilities and Shareholders’ Equity	$865.2	$873.7